Exhibit 10.4

ARIAD Pharmaceuticals, Inc.

Director Compensation Arrangements

Effective January 2, 2012 and until further modified by the Board of Directors of ARIAD Pharmaceuticals, Inc. (the “Corporation”), the Corporation’s non-employee directors will receive the compensation set forth below. Non-employee directors do not receive any other compensation for service on the Board of Directors or its committees, other than reimbursement of reasonable expenses. Directors who are also employees of the Corporation do not receive any additional compensation for their service on the Board of Directors. All equity awards are granted under the Corporation’s 2006 Long Term Incentive Plan, as amended.

Upon initial appointment to the Board of Directors, the director will receive a one-time grant of 40,000 stock options, which will vest over three years in equal amounts on first, second and third anniversaries of the date of grant. The options will have a term of ten years. The exercise price for such options will be the closing price of the Corporation’s common stock as quoted on the NASDAQ Global Select Market on the date of grant.

Each year, the directors will receive annual cash compensation of $50,000, paid in equal quarterly amounts on or about the last day of each calendar quarter. In lieu of cash, a director may elect to receive the equivalent value in restricted shares of the Corporation’s common stock on January 31, subject to a lapsing repurchase right as described below. The number of shares will be determined based on the volume weighted average price (VWAP) of the Corporation’s common stock for the month of December of the prior year. Such election will be made by January 15 of each calendar year.

Each year, the directors will receive an annual equity grant of 14,000 restricted shares of the Corporation’s common stock to be issued on January 31, subject to a lapsing repurchase right as described below. The number of restricted shares to be awarded will be evaluated annually to take into account the underlying value of the shares.

The lapsing repurchase right will give the Corporation the right to repurchase the shares for a nominal amount if the individual ceases to be a member of the Board of Directors or ceases to provide agreed upon services to the Corporation following their service as a director. The right will lapse as to 25% of the shares on March 31, June 30, September 30 and December 31 of the year of the award.

The Board of Directors has adopted stock ownership guidelines, to be phased in over five years, for the non-employee directors and the Corporation’s Chief Executive Officer. The guideline for the non-employee directors is ownership of the Corporation’s common stock with a value of at least three times the annual cash compensation and the guideline for the Chief Executive Officer is ownership of the Corporation’s common stock with a value of at least six times his base salary.